Exhibit 99.1

NEWS RELEASE

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Jeremy D. King	Regions News Online: regions.doingmoretoday.com
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Three New Members Appointed to the Boards of Regions Financial Corp. and Regions Bank

Mark Crosswhite, Noopur Davis and Tom Hill assume new leadership roles effective July 1.

BIRMINGHAM, Ala. – June 21, 2022 – Regions Financial Corp. (NYSE:RF) on Tuesday announced three new members have been appointed to the boards of Regions Financial Corp. and its subsidiary, Regions Bank: Mark Crosswhite, Noopur Davis and J. Thomas (Tom) Hill. With the addition of Crosswhite, Davis and Hill, Regions will increase to a 14-member board, which will, as of July 1, 2022, consist of 13 independent outside directors.

“Our three new directors bring a diverse range of skills, experience and perspectives that will further position Regions for continued growth,” said Charles McCrary, chair of the Regions Financial Corp. and Regions Bank boards. “From extensive experience as sitting CEOs of large companies, to deep knowledge on the technology and cybersecurity front, the input provided from these new members will be invaluable to our boards. Each member will have a key role in oversight and governance as Regions continues its mission to create shared value for our customers, communities, associates and shareholders.”

Mark Crosswhite is chairman, president and chief executive officer of Alabama Power Company, a Southern Company subsidiary headquartered in Birmingham, Ala., that provides electric service to 1.5 million customers. As an Alabama native and resident, Crosswhite has a strong connection to Regions’ markets and headquarters city. He is chairman of the boards of the Economic Development Partnership of Alabama and Prosper Birmingham. He also serves on numerous corporate, civic and nonprofit boards, including the boards of Nuclear Electric Insurance Limited and the UAB Health System. Crosswhite is also a member of the President’s Cabinet of the University of Alabama. In addition, Crosswhite serves on the Council on Competitiveness and the President’s Advisory Council for the Freshwater Land Trust. Crosswhite earned a bachelor’s degree in 1984 from the University of Alabama in Huntsville and a J.D. degree in 1987 from the University of Alabama School of Law.

Noopur Davis is corporate executive vice president and chief information security and product privacy officer for Comcast, a Fortune 30 media and technology company. She leads teams responsible for product security and privacy, cloud security, information and infrastructure security, cybersecurity risk, security engineering, security incident response, the legal response center and technical fraud. Davis holds a bachelor’s degree in Electrical Engineering from Auburn University and a master’s degree in Computer Science from the University of Alabama in Huntsville. She is a member of several trade associations and serves on the Board of Directors of Entrust, Board of Advisors of Immersive Labs and the Board of Directors of the National Technology Security Coalition. Davis also serves on multiple advisory councils including Google Cloud, Amazon Web Services and VMWare.

Tom Hill is chairman of the board, president and chief executive officer of Vulcan Materials Company, the nation’s largest producer of construction aggregates and a major producer of aggregates-based construction materials. Hill is actively involved in a number of industry trade groups and currently serves on the boards of the Birmingham Business Alliance and the Economic Development Partnership of Alabama. He has previously served on the boards of the U.S. Chamber of Commerce and the United Way of Central Alabama. He is a graduate of the University of Pittsburgh and the Wharton School of Business, Executive Management Program.

Regions is committed to serving the long-term interests of shareholders by maintaining strong governance principles and cultivating an experienced and engaged Board of Directors with diverse skills and attributes. Board committees play a vital role in that process. Crosswhite will serve on the Audit and the Nominating & Corporate Governance committees; Davis will serve on the Risk and Technology committees; and Hill will serve on the Compensation & Human Resources and Risk committees.

The boards have adopted comprehensive Corporate Governance Principles to guide oversight and independent governance.

“The Corporate Governance Principles affirm the boards will seek members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity to ensure the boards maintain an appropriate mix of skills and characteristics to meet the needs of Regions and the people served by the company,” said Ruth Ann Marshall, chair of the Nominating & Corporate Governance Committee. “The addition of Mark, Noopur and Tom reflects those principles, and I look forward to their contributions.”

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $164 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest, and Texas, and through its subsidiary, Regions Bank, operates approximately 1,300 banking offices and more than 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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